Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS CONVERTIBLE PROMISSORY NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS CONVERTIBLE PROMISSORY NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS CONVERTIBLE PROMISSORY NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO THE TERMS OF THIS CONVERTIBLE PROMISSORY NOTE.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), DEAN DITTO, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). DEAN DITTO MAY BE REACHED AT TELEPHONE NUMBER 206-414-1777.

BANZAI INTERNATIONAL, INC.

CONVERTIBLE PROMISSORY NOTE DUE JUNE 4, 2027

Issuance Date: September 4, 2026	Principal Amount:
$2,142,857.14

FOR VALUE RECEIVED, BANZAI INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of Evergreen Capital Management LLC or its registered assigns (“Holder”) the amount set forth above as the original principal amount (the “Principal”) when due on the date that is nine (9) months after the Issuance Date (the “Maturity Date”), or upon acceleration, prepayment or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate and, if applicable, at the Default Interest rate (in each case as defined below), as set forth herein until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion, prepayment or otherwise (in each case in accordance with the terms hereof). This Convertible Promissory Note (this “Note”) is issued to the Holder as of the date set forth above as the Issuance Date (the “Issuance Date”) by the Company. Certain capitalized terms used herein are defined in Section 23; any capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Securities Purchase Agreement (defined below).

1. PAYMENTS OF PRINCIPAL.

(a) On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest on such Principal, together with all other amounts then due and owing under this Note.

(b) Increase Upon Funding of Tranche 2. Upon the funding of Tranche 2 (as defined in the Securities Purchase Agreement) in accordance with the Securities Purchase Agreement, the outstanding Principal of this Note shall automatically, and without any further action on the part of the Company or the Holder, be increased by $714,285.71, and the Company shall, at its sole cost, execute and deliver to the Holder an amended and restated Note reflecting such increase; provided that the failure to deliver any such amended and restated Note shall not affect such automatic increase.

(c) Increase Upon Funding of Tranche 3. Upon the funding of Tranche 3 (as defined in the Securities Purchase Agreement) in accordance with the Securities Purchase Agreement, the outstanding Principal of this Note shall automatically, and without any further action on the part of the Company or the Holder, be increased by $714,285.72, and the Company shall, at its sole cost, execute and deliver to the Holder an amended and restated Note reflecting such increase; provided that the failure to deliver any such amended and restated Note shall not affect such automatic increase.

2. INTEREST RATE; DEFAULT RATE.

(a) Interest shall accrue on the Principal from the Issuance Date at a rate of ten percent (10%) per annum (the “Interest Rate”). Interest at the Interest Rate is not subject to rebate, proration or reduction upon any prepayment, conversion or acceleration. This Note was issued with an original issue discount of thirty percent (30%) of the Principal.

(b) From and after the occurrence and during the continuance of any Event of Default, the Note shall accrue interest, in lieu of interest at the Interest Rate, at a rate per annum equal to eighteen percent (18%) (the “Default Interest”), provided, however, that in no event shall the Default Interest exceed the maximum rate permitted by applicable law. Default Interest shall be due and payable on the first Trading Day of each calendar month during the continuance of such Event of Default (a “Default Interest Payment Date”). In the event that such Event of Default is subsequently cured and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Default Interest on the applicable Default Interest Payment Date), then the Note shall cease accruing Default Interest effective as of the day immediately following the date of such cure; provided that the Default Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3. CONVERSION OF NOTE. This Note shall be convertible into validly issued, fully paid and non-assessable Common Stock (the “Conversion Shares”) on the terms and conditions set forth in this Section 3.

(a) Conversion Right. At any time after the initial Closing, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into Conversion Shares in accordance with Section 3(b), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a Conversion Share upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share; provided that no shares of Common Stock shall be issued at a discount to its par value. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount. If the Company fails or refuses to deliver any legal opinion required to be delivered by it (or to cause its counsel to deliver any such opinion) under this Note or the other Transaction Documents, or required to permit the removal of any restrictive legend or the issuance of Conversion Shares without a restrictive legend, and the Holder obtains such legal opinion at its own expense, the Company shall promptly reimburse the Holder for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Holder in connection therewith, and, at the Holder’s election, any such amount not so reimbursed shall be added to, and shall thereafter constitute, outstanding Principal under this Note for all purposes (including, without limitation, the accrual of Default Interest under Section 2 and the application of the Default Principal Increase under Section 4(c)).

(b) Conversion Rate. The number of Conversion Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (x) the portion of the Principal to be converted, prepaid or otherwise with respect to which this determination is being made and (y) all accrued and unpaid Interest with respect to such portion of the Principal amount and (z) all other amounts then due and owing under this Note with respect to such portion of the Principal (including, without limitation, any Default Principal Increase, any liquidated damages, and any costs, fees and expenses reimbursable to the Holder, in each case to the extent allocable to such portion of the Principal).

(ii) “Conversion Price” means $2.75 per share (the “Fixed Conversion Price”), subject to adjustment as set forth in this Note. The Conversion Price shall not at any time fall below the par value of the Common Stock.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into Conversion Shares on any date (a “Conversion Date”), the Holder shall deliver to the Company (whether via facsimile, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”). If required pursuant to Section 3(c)(iii) hereof, within two Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 12(b)). On (i) the same Trading Day on which the Company has received a Conversion Notice, in the case of a Conversion Notice received by the Company at or prior to 12:00 p.m., New York time, on a Trading Day, and (ii) 11:00 a.m., New York time, on the Trading Day immediately following the date on which the Company has received a Conversion Notice, in the case of a Conversion Notice received by the Company after 12:00 p.m., New York time, or on a day that is not a Trading Day (or such earlier date as required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Common Stock issuable pursuant to such Conversion Notice), the Company shall (1) provided that its transfer agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if its transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion. If this Note is physically surrendered for conversion pursuant to Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than two (2) Trading Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 12(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such Common Stock on the Conversion Date. If the Company fails, for any reason or for no reason, to deliver to the Holder the Conversion Shares to which the Holder is entitled by the applicable delivery deadline set forth in this Section 3(c)(i) (a “Delivery Failure”), then, in addition to all other remedies available to the Holder, the Company shall pay to the Holder, in cash, the product of (x) the number of such Conversion Shares and (y) the difference between the highest trade price and the lowest trade price of the Common Stock on the Principal Market during the period beginning on the applicable Conversion Date and ending on the date on which such Conversion Shares are delivered to the Holder’s prime broker and are available to be sold by the Holder. The Company agrees to maintain, at all times while this Note remains outstanding, a transfer agent that is a participant in the DTC Fast Automated Securities Transfer Program. In addition, if, on or after the applicable delivery deadline, the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Common Stock to deliver in satisfaction of a sale by the Holder of Conversion Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, at the Holder’s election, (A) pay in cash to the Holder the amount, if any, by which the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds the product of (x) the aggregate number of Conversion Shares that the Company was required to deliver multiplied by (y) the price at which the sell order giving rise to such Buy-In was executed, and (B) either reinstate the portion of this Note and equivalent number of Conversion Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its delivery obligations hereunder. Nothing herein shall prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(ii) Reserved.

(iii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holder of the Note and the principal amount of the Note (the “Registered Note”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holder or holders of the Note shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. The Registered Note may, subject to Section 22 hereof, be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of the Registered Note by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 12, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within two (2) Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) within three (3) Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(d) Limitations on Conversions.

(i) Beneficial Ownership. The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d)(i). For purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding Common Stock the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the Excess Shares shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d)(i) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The Holder, upon notice to the Company, may increase or decrease the Maximum Percentage provisions of this Section, provided that the Maximum Percentage in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder, and the provisions of this Section shall continue to apply. Any increase in the Maximum Percentage will not be effective until sixty-one (61) Calendar Days after such notice is delivered to the Company. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

(ii) Exchange Cap. Notwithstanding anything to the contrary contained in this Note, unless and until Stockholder Approval is obtained, the Company shall not issue any shares of Common Stock upon conversion of this Note to the extent that such issuance, when aggregated with all other shares of Common Stock issued or issuable pursuant to the Transaction Documents, would exceed the Exchange Cap. Any portion of this Note that is not convertible as a result of the operation of this Section shall remain outstanding and shall become convertible at such time, if ever, as such conversion would no longer cause the Exchange Cap to be exceeded, or upon Stockholder Approval being obtained, whichever occurs first.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s default under this Note or the other Transaction Documents, including a failure to pay to the Holder any amount of Principal, Interest, any prepayment price or any other amount when and as due under this Note or the other Transaction Documents, it being understood and agreed that any such failure to pay shall constitute an immediate Event of Default without any requirement of notice, demand or cure period;

(ii) any default by the Company or any of its Subsidiaries in the payment when due of any principal or interest on any Indebtedness (other than this Note) in an aggregate outstanding principal amount in excess of $[●], or the occurrence of any event or condition that results in, or that with the giving of notice or the passage of time, or both, would permit the holder or holders of such Indebtedness (or any trustee or agent on behalf of such holder or holders) to accelerate the maturity of such Indebtedness prior to its stated maturity, in each case without such default, event or condition having been cured or waived, or such Indebtedness having been discharged, within any applicable cure period provided with respect thereto;

(iii) the Company fails to issue Common Stock without any restrictive legend or to remove any restrictive legend on any certificate (including by book entry) for any Common Stock issued to the Holder pursuant to this Note within three (3) Trading Days after (A) receipt by the Company of an executed Conversion Notice or (B) if the Holder has shares with a restrictive legend upon the Holder’s written notice to remove such legend, in either case together with an opinion of counsel to the Holder that no restrictive legend is required;

(iv) a materially false or inaccurate certification by the Company as to whether any Event of Default has occurred;

(v) the occurrence of a Public Information Failure;

(vi) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company by a third party, shall not be dismissed within thirty (30) days of their initiation;

(vii) the commencement by the Company of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law; or

(viii) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(ix) other than as specifically set forth in another clause of this Section 4(a), the Company breaches any representation or warranty in any material respect (other than representations or warranties subject to materiality limitations, which may not be breached in any respect) or any covenant or other term or condition of this Note or any other Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of ten (10) consecutive Trading Days;

(x) or the Company shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document, subject to a cure period of ten (10) consecutive Trading Days;

(xi) the Company shall fail to be current in its filings under the Securities Act of 1933, as amended, and the Exchange Act, including, without limitation, any reports on Form 10-K for the fiscal year ending on December 31, 2025;

(xii) the Common Stock shall be delisted from the Principal Market or suspended from the Principal Market and such suspension shall continue for more than five (5) consecutive Trading Days;

(xiii) the Company replaces, removes, terminates or fails to maintain its transfer agent, or appoints any successor or additional transfer agent that is not a participant in good standing in the DTC Fast Automated Securities Transfer Program;

(xiv) the occurrence of any Material Adverse Effect; provided, however, that such Material Adverse Effect shall constitute an Event of Default under this clause (xiv) only if it materially impairs the Company’s ability to conduct its business in the ordinary course or impairs the Company’s ability to pay or perform its obligations under this Note when and as due;

(xv) the Company fails at any time to reserve and keep available out of its authorized and unissued Common Stock the full number of shares of Common Stock required to be reserved pursuant to Section 8;

(xvi) the Company’s transfer agent ceases to participate in, or the Common Stock cease to be eligible for, the DTC Fast Automated Securities Transfer Program or processing through the Deposit/Withdrawal at Custodian system, or the Common Stock otherwise cease to be eligible for deposit at, or become subject to any restriction, “chill” or freeze imposed by, The Depository Trust Company, subject to a cure period of ten (10) consecutive Trading Days.

(b) Notice of an Event of Default. Upon the occurrence of an Event of Default with respect to this Note, the Company shall immediately, and in no event more than one (1) Calendar Day of its discovery of such Event of Default, deliver written notice thereof via electronic mail to the Holder.

(c) Remedies. Immediately upon the occurrence of any Event of Default, the outstanding Principal of this Note shall automatically be increased by twenty percent (20%) (the “Default Principal Increase”), without any further action by the Holder or the Company, and such increased amount shall thereafter constitute Principal for all purposes of this Note (including, without limitation, accrual of Default Interest under Section 2). The Default Principal Increase shall be in addition to, and not in lieu of, the Default Interest payable under Section 2 and any other rights or remedies available to the Holder. Upon the occurrence of an Event of Default and at any time thereafter, Holder may at its option: (a) declare the entire Principal Amount, together with all accrued Interest thereon, immediately due and payable, and (b) exercise any or all of its rights, powers, or remedies under the Transaction Documents or applicable law or available in equity. All rights and remedies of the Holder under this Note and the other Transaction Documents, at law and in equity, are cumulative and not alternative, and the exercise of any one right or remedy shall not preclude the exercise of any other. The Company shall reimburse the Holder for all costs of collection and enforcement (including reasonable attorneys’ fees and expenses) incurred by the Holder in connection with any Event of Default or any breach by the Company of this Note or any other Transaction Document.

5. ADJUSTMENTS OF THE CONVERSION PRICE.

(a) Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock, provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of the Note the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(a) with respect to the rights of the Holder after the recapitalization to the end that the provisions of this Section 5(a) (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Note) shall be applicable after that event as nearly equivalent as may be practicable.

(b) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Issuance Date combine the outstanding Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of the Note shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Calculations. All calculations under this Section 5 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(d) Voluntary Adjustment by Company. The Company may at any time during the term of this Note, with the prior written consent of the Holder, reduce the then current Conversion Price of the Note to any amount and for any period of time deemed appropriate by the board of directors of the Company; provided that in no event shall the Conversion Price be reduced below the par value of the Common Stock.

6. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of the Company’s Certificate of Incorporation or other charter documents, bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note or the other Transaction Documents, and will at all times in good faith carry out all of the provisions of this Note and the other Transaction Documents and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company (a) shall not increase the par value of any Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Common Stock upon the conversion of this Note. In addition, for so long as any portion of this Note remains outstanding, the Company shall not, directly or indirectly, declare, pay, set aside or make, or agree to declare, pay, set aside or make, any dividend or other distribution (whether in cash, securities, property or otherwise) on, or any redemption, repurchase or other acquisition of, any of its Common Stock or other equity securities, in each case without the prior written consent of the Holder, except for in connection with any reverse share split effected in order to bring the Company into compliance with the applicable listing rules of the Principal Market.

7. VARIABLE RATE TRANSACTION PROTECTION.

(a) For so long as any portion of the Note remains outstanding, the Company shall not, directly or indirectly, issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase, or other disposition of) any equity security or equity-linked security, including any debt, preferred shares or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exercisable or exchangeable for Common Stock or Common Stock Equivalents, at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, Common Stock at any time after the initial issuance of such debt, preferred shares or other instrument or security, or with a floating conversion, exercise or exchange price or a conversion, exercise or exchange price subject to being reset at some future date after the initial issuance of such debt, preferred shares or other instrument or security, or that is subject to or may be adjusted as a result of a subsequent issuance or offering of Common Stock or Common Stock Equivalents, including by way of one or more reset(s) to a fixed price, or that is subject to or contains any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, and any of the foregoing offerings or issuances (any such security or agreement, a “Variable Rate Transaction”); provided, however, that (x) neither the Warrants nor the issuance of Common Stock thereunder shall constitute a Variable Rate Transaction, and (y) the existing agreement with CP BF Lending in effect as of the Issuance Date, as amended, restated, refinanced or replaced (each, an “Existing VRT”) shall not constitute a Variable Rate Transaction for purposes of this Section 7(a). In addition, for so long as any portion of the Note remains outstanding, the Company shall not have in force and effect any Variable Rate Transaction other than any Existing VRT (including the continuation, but not the amendment, modification or extension of any Existing VRT in any manner that would increase the amounts payable thereunder, extend the term thereof, or otherwise increase the obligations of the Company or expand the rights of the holder thereof).

(b) The Company and the Holder acknowledge that the actual damages likely to result from the Company’s entry into a Variable Rate Transaction in breach of Section 7(a), including from the resulting dilutive impact and loss of exclusivity value, are difficult to ascertain with precision, such that the amount set forth in this Section 7(b) represents the Parties’ reasonable good-faith estimate of such damages and not a penalty. Accordingly, upon such aforementioned breach of Section 7(a), then the Company shall pay the Holder $250,000, as liquidated damages and not a penalty, with respect to each such Variable Rate Transaction, where such liquidated damages shall be payable, at the Company’s election, either with Common Stock (where such Common Stock shall be delivered by the Company to the Holder as reasonably instructed by the Holder) or the lawful money of the U.S. by wire transfer of immediately available funds to such account as the Holder may designate from time to time) within three (3) Business Days of the earlier of (x) the Company’s entry into such Variable Rate Transaction, or (y) the Holder’s actual knowledge thereof; accordingly, the Company shall provide the Holder with written notice of the Company’s entry into any Variable Rate Transaction within one (1) Business Day thereof (and such notice shall include providing the Holder with a copy of the agreements entered into by the Company in connection with such Variable Rate Transaction). The payment by the Company of this liquidated damages amount shall be in addition to all other obligations of the Company set forth in the Transaction Documents to which the Company is a party, and shall similarly be in addition to all the rights and remedies enjoyed by the Holder in the Transaction Documents, and shall not serve to waive, limit, proscribe, mitigate, reduce or in any way impede the other rights and remedies enjoyed by the Holder, including, but not limited to, the right to seek injunctive relief set forth in Section 7(c).

(c) The Holder shall be entitled to seek specific performance and/or injunctive relief, whether preliminary or permanent, against the Company to preclude any actual or threatened Variable Rate Transaction, which remedy shall be in addition to, and not in lieu of, any right to collect damages under Section 7(b) or otherwise. The Company acknowledges and agrees that any breach or threatened breach of Section 7(a) would cause the Holder irreparable harm for which monetary damages would not be an adequate remedy, notwithstanding the availability of the liquidated damages payable pursuant to Section 7(b), which the Company and Holder agree addresses a distinct component of the harm arising from such a breach and does not fully compensate the Holder for the harm caused by the actual or continued existence of a Variable Rate Transaction. The Company reserves all defenses otherwise available to it in any such action.

8. RESERVATION OF AUTHORIZED SHARES. So long as the Note remains outstanding, the Company shall at all times reserve at least 300% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Note then outstanding (without regard to any limitations on conversions and assuming such Note remains outstanding until the Maturity Date) at the Conversion Price then in effect.

9. PREPAYMENT. Subject to the Holder’s right to convert the Note pursuant to Section 3, the Company may, upon not less than five (5) Trading Days’ prior written notice to the Holder (during which period the Holder may elect to convert any or all of the outstanding Principal and accrued Interest), prepay all or any portion of the Outstanding Amount at a price equal to 110% of the portion of the Outstanding Amount so prepaid. As used in this Note, the “Outstanding Amount” means, as of any date of determination, the sum of (i) the then-outstanding Principal, plus (ii) all accrued and unpaid Interest thereon through such date, plus (iii) all other amounts then due and owing under this Note and the other Transaction Documents (including, without limitation, any Default Principal Increase, any accrued and unpaid Default Interest, any liquidated damages and any costs, fees and expenses reimbursable to the Holder).

10. MANDATORY PREPAYMENT FROM FUTURE CAPITAL RAISES.

(a) If, at any time while any portion of this Note remains outstanding, the Company (or any of its subsidiaries) consummates any financing or capital raise (whether through the issuance of debt, equity, equity-linked securities or any combination thereof, and whether in a public offering, private placement, registered direct offering, PIPE, at-the-market offering or otherwise) (each, a “Subsequent Financing”), then, unless such Subsequent Financing constitutes a Qualified Public Offering, the Company shall apply, at the closing of such Subsequent Financing and prior to the Company’s receipt of any net proceeds thereof, fifty percent (50%) of the net cash proceeds actually received by the Company from such Subsequent Financing to the prepayment of the outstanding Principal and accrued and unpaid Interest of this Note at a price equal to 100% of the sum of (i) the Principal so prepaid plus (ii) all accrued and unpaid Interest thereon through the prepayment date plus (iii) all other amounts then due and owing under this Note and the other Transaction Documents in respect of the portion so prepaid (including, without limitation, any Default Principal Increase, any accrued and unpaid Default Interest, any liquidated damages and any costs, fees and expenses reimbursable to the Holder). The Company shall provide the Holder with prior written notice of any Subsequent Financing not later than two (2) Trading Days prior to the closing thereof, together with reasonable detail regarding the net cash proceeds and material terms of such Subsequent Financing. The Holder may, by written notice delivered to the Company at any time prior to the closing of a Subsequent Financing, elect to have all or any portion of the amounts payable under this Section 10(a) satisfied directly out of the net cash proceeds of such Subsequent Financing at the closing thereof, in which case the Company shall cause such amounts to be paid to the Holder by wire transfer of immediately available funds concurrently with, and as a condition to, the closing of such Subsequent Financing. Any amounts payable under this Section 10(a) that are not so satisfied at such closing shall be paid in cash by wire transfer of immediately available funds to an account designated in writing by the Holder within two (2) Trading Day following the Holder’s written demand. This Section 10(a) is in addition to, and not in lieu of, any other rights or remedies of the Holder under this Note or the other Transaction Documents (including, without limitation, the Holder’s conversion rights under Section 3). For the avoidance of doubt, nothing in this Section 10(a) shall be deemed to permit the Company to solicit, negotiate, enter into or consummate any Subsequent Financing that is otherwise prohibited by, or that requires the prior consent, approval or waiver of the Holder under, this Note or any other Transaction Document (including, without limitation, any standstill or restriction on the Company’s incurrence of indebtedness or issuance of securities), and the Company’s obligations under this Section 10(a) apply in addition to, and not in limitation of, any such restriction or consent, approval or waiver requirement.

(b) Mandatory Acceleration Upon Qualified Public Offering. Upon the consummation of a Qualified Public Offering, the Maturity Date of this Note shall automatically be accelerated to the closing date on which the Qualified Public Offering is deemed consummated pursuant to the definition thereof, and the entire outstanding Principal amount of this Note, together with all accrued and unpaid Interest thereon and all other amounts then due and owing under this Note and the other Transaction Documents (including, without limitation, any Default Principal Increase, any accrued and unpaid Default Interest, any liquidated damages and any costs, fees and expenses reimbursable to the Holder), shall become immediately due and payable in full, in cash, at such closing, subject to the Holder’s right to convert this Note, in whole or in part, at any time prior to such closing pursuant to Section 3. The Company shall provide the Holder with prior written notice promptly upon (and in any event within one (1) Trading Day after) the Company’s execution of an underwriting agreement, placement agency agreement or similar agreement with respect to a proposed Qualified Public Offering, together with reasonable detail regarding the anticipated gross proceeds and material terms of such offering, and shall provide the Holder with prompt written notice of the actual gross proceeds received at each closing thereof. This Section 10(b) is in addition to, and not in lieu of, any other rights or remedies of the Holder under this Note or the other Transaction Documents..

11. AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any change, waiver or amendment to this Note. Any change, waiver or amendment so approved shall be binding upon all existing and future holders of this Note; provided, however, that no such change, waiver, or amendment, as applied to the Note held by any particular holder of the Note, shall, without the written consent of that particular holder, (i) reduce the amount of Principal, reduce the amount of accrued and unpaid Interest, or extend the Maturity Date, of the Note, (ii) disproportionally and adversely affect any rights under the Note of that particular holder; or (iii) modify any of the provisions of, or impair the right of any holder of the Note under this Section 11.

12. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 12(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or prepayment of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 12(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 12(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of a new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest.

13. COVENANTS.

(a) Rank. All payments due under this Note shall be (i) subordinate and junior in right of payment and priority to all secured Indebtedness of the Company existing as of the Issuance Date and (ii) senior to all other Indebtedness of the Company.

(b) Restricted Payments and Investments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay, or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions, or otherwise), all or any portion of any Indebtedness (other than the Note) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness or make any Investment, as applicable, if at the time such payment with respect to such Indebtedness and/or Investment, as applicable, is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing, or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(c) Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase for cash any of its capital stock, or declare or pay any cash dividend or distribution on any of its capital stock.

(d) Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey, or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances, and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice, and (ii) sales of inventory and product in the ordinary course of business.

(e) Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issuance Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

(f) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights, and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(g) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all action necessary or advisable to maintain all of the Intellectual Property Rights of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

(i) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated (but in no event including less than $1,000,000.00 of director and officer insurance).

(j) Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer, or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except (i) transactions in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof, and (ii) the purchase by Joseph Davy of shares of Class B common stock of the Company.

(k) Stay, Extension, and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension, or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay, or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(l) Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees, or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation, or disposition thereof or upon their rents, receipts, or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

14. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the closing date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

15. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

16. NOTICES. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in writing with an e-mail copy to the last address provided by the Holder or its agents in writing to the Company. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least 15 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, to which the Holder has consented pursuant to Section 6, or (B) for determining rights to vote with respect to any transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

17. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

18. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party commences an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

19. DISPUTE RESOLUTION.

(a) Submission to Dispute Resolution.

(i) In the case of a dispute relating to the Conversion Price, a fair market value, or the arithmetic calculation of a Conversion Rate (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Company, within five (5) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Conversion Price, such fair market value, or the arithmetic calculation of such Conversion Rate (as the case may be) (as the case may be), at any time after the fifth (5th) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Company and the Holder may select an independent, reputable investment bank as mutually agreed upon to resolve such dispute. If the parties cannot agree upon such an investment bank within ten (10) Business Days of the date of the initial notice, the parties shall apply to the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware for the appointment of an arbitrator.

(ii) The Holder and the Company shall each deliver to such investment bank (or arbitrator) (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 19 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank (or arbitrator) with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank (or arbitrator) prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank (or arbitrator), neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank (or arbitrator) in connection with such dispute (other than the Required Dispute Documentation).

(iii) The Company and the Holder shall cause such investment bank (or arbitrator) to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank (or arbitrator) shall be borne by the losing party, and such investment bank’s (or arbitrator’s) resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b) Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 19 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under § 5701, et seq. of the Delaware Code Title 10) and that both the Company and the Holder are authorized to apply for an order to compel arbitration pursuant to Delaware Code Title 10 § 5703 in order to compel compliance with this Section 19, (ii) the terms of this Note and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations, and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Note and any other applicable Transaction Documents, and (iii) nothing in this Section 19 shall limit the Holder or the Company from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 19).

20. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

21. MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

22. ASSIGNMENT. Neither this Note nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Note and/or the rights contained herein may be assigned without the Company’s consent by the Holder to any other entity who controls, is controlled by or is under common control with the Holder.

23. CERTAIN DEFINITIONS. For purposes of this Note, the following words and terms shall have the following meanings:

(a) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its affiliates or principals, (ii) any direct or indirect affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a “group” (as that term is used in Section 13(d) of the Exchange Act) together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage, for each Conversion Notice tendered to the Company.

(b) “Business Day” means a Calendar Day other than a Saturday, Sunday or any other Calendar Day which is a federal legal holiday in the United States or any Calendar Day on which the commercial banks in the City of New York are required by law or other governmental action to close, provided that the commercial banks in the City of New York shall not be deemed to be required to be closed due to a “stay at home,” “shelter in place,” “non-essential employee” or similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York generally are open for use by customers on such Calendar Day.

(c) “Calendar Day” means each and every day of the week (Sunday, Monday, Tuesday, Wednesday, Thursday, Friday and Saturday).

(d) “Common Stock” means the Class A common stock of the Company, $0.0001 par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

(e) “Exchange Cap” means, unless and until Stockholder Approval is obtained, a number of shares of Common Stock equal to nineteen and ninety-nine hundredths percent (19.99%) of the shares of Common Stock issued and outstanding immediately prior to the execution of the Securities Purchase Agreement (subject to equitable adjustment for any stock split, stock dividend, stock combination, recapitalization or similar transaction affecting the Common Stock after the date hereof), reduced by the aggregate number of shares of Common Stock issued or issuable pursuant to the other Transaction Documents.

(f) “Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance, or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets.

(g) “Material Adverse Effect” shall have the meaning set forth in the Securities Purchase Agreement; provided, however, that such Material Adverse Effect shall constitute an Event of Default under this clause (xiv) only if it materially impairs (x) the Company’s ability to conduct its business in the ordinary course or (y) the Company’s ability to pay or perform its obligations under this Note when and as due..

(h) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(i) “Principal Market” means the Nasdaq Capital Market.

(j) “Qualified Public Offering” means the closing of a public offering of the Company’s Common Stock (or other equity or equity-linked securities) pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, whether such offering is underwritten on a firm commitment basis, underwritten on a best efforts basis, or sold through one or more placement agents acting as agent for the Company (including, without limitation, a registered direct offering), in each case resulting in aggregate gross proceeds to the Company, before deduction of underwriting discounts, commissions, placement agent fees and offering expenses, of not less than $5,000,000. If such offering involves more than one closing (including, without limitation, a closing pursuant to the exercise of an over-allotment option), the gross proceeds of all such closings shall be aggregated for purposes of determining whether the $5,000,000 threshold has been met, and the Qualified Public Offering shall be deemed to have been consummated upon the closing at which such aggregate threshold is first satisfied.

(k) “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of September 4, 2026, by and among the Company, the Holder and the other purchasers party thereto.

(l) “Stockholder Approval” means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) from the stockholders of the Company, or board of directors in lieu thereof, with respect to the issuance of the Conversion Shares upon conversion of this Note, including without limitation: (i) to issue in excess of twenty percent (20%) of the outstanding shares of Common Stock at a deemed discount to the Nasdaq Minimum Price (as defined in Nasdaq Listing Rule 5635(d)(1)(A)) immediately prior to execution of the Securities Purchase Agreement; (ii) to consent to the voluntary reduction of the Conversion Price described in this Note; and (iii) to permit the issuance of shares of Common Stock under this Note and the other Transaction Documents in excess of the Exchange Cap.

(m) “Subsidiaries” means any Person in which the Company on the Issuance Date, directly or indirectly, (i) owns or acquires at least a majority of the outstanding capital stock or holds any equity or similar interest of such Person having, by their terms, voting power to elect a majority of the board of directors or others performing similar functions for such Person, (ii) is a general partner or manager, or (iii) otherwise controls or operates all or substantially all of the business, operations, or administration of such Person.

(n) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The Nasdaq Stock Market LLC (or any successor thereto) is open for trading of securities.

(o) “Transaction Documents” means this Note, the Securities Purchase Agreement, the Warrants, the Placement Agent Agreement, the Lock-Up Agreement, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph Davy
Title:	Chief Executive Officer

EXHIBIT I

BANZAI INTERNATIONAL, INC.

CONVERSION NOTICE

Reference is made to the Convertible Promissory Note (the “Note”) issued to the undersigned by BANZAI INTERNATIONAL, INC., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Class A common stock, $0.0001 par value per share (the “Common Stock”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion: _______________________________________________

Aggregate Principal to be converted: _________________________________________________________

Aggregate accrued and unpaid Interest to be converted: ___________________________________________

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price: ___________________________________________________________________________

Number of shares of Common Stock to be issued: ___________________________________________________

Please issue the Common Stock into which the Note is being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: _____________________________________________________________________________

DTC Number: _______________________________________________________________________________

Account Number: ____________________________________________________________________________

Date: ____________,__________

Name of Registered Holder

By:
Name:
Title:

Tax ID:

Facsimile:

E-mail Address: